Exhibit 99.3

AMENDMENT NO. 1 TO THE CONVERTIBLE NOTES AND WARRANT PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Convertible Notes and Warrant Purchase Agreement dated July 22, 2020 (the “Agreement”) is made as of July 29, 2020 by and among:

(1)    Key Space (S) Pte Ltd, a company organized and existing under the laws of Singapore (the “Purchaser”); and

(2)    Q&K International Group Limited, a company incorporated under the laws of the Cayman Islands and listed on NASDAQ under ticker symbol of QK (the “Issuer”).

Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

RECITALS

I.    WHEREAS, Section 12 (g) of the Agreement provides that any term of the Agreement may be amended or waived only with the written consent of each party thereto; and

II.    WHEREAS, the Purchaser has requested and the Issuer has agreed, consistent with the provisions of Section 12 (g) of the Agreement, to amend the Agreement as set forth herein;

AGREEMENT

In consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment hereby agree as follows:

1.    Amendment to Section 1 (a). Section 1 (a) of the Agreement is hereby deleted in its entirety and replaced to read as follows:

“(a) Sale and Issuance of the Initial Note. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at its sole discretion, and the Issuer agrees to sell and issue to the Purchaser the initial Series 1 Note in the principal amount of US$6,777,273 and the initial Series 2 Note in the principal amount of US$16,040,727 (collectively, the “Initial Note”) at the Initial Closing Date (as defined below). The purchase price of the Initial Note shall be equal to 100% of the aggregate principal amount of the Initial Note (the “Initial Note Purchase Price”).”

2.    Amendment to Section 4 (g). Section 4 (g) of the Agreement is hereby deleted in its entirety and replaced to read as follows:

“(g)    [Reserved].”

3.    Amendments. Except as specifically amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof. All references in any other agreement or document to the Agreement shall, on and after the date hereof, be deemed to refer to the Agreement as amended hereby.

4.    Miscellaneous.

(a)    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York without regard to any conflicts of laws, provisions thereof that would otherwise require the application of the law of any other jurisdiction.

(b)    Jurisdiction. The parties irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, over any suit, action, or proceeding arising out of or relating to this Amendment. The parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. The parties agree that the service of process upon it mailed by certified or registered mail (and service so made shall be deemed complete three Business Days after the same has been posted as aforesaid) or by personal service shall be deemed in every respect effective service of process upon it in any such suit or proceeding. Nothing herein shall affect the other party’s right to serve process in any other manner permitted by law. The parties agree that a final non-appealable judgement in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

(c)    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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The parties have executed this Amendment as of the date first written above.

ISSUER:

Q&K International Group Limited

By:	/s/ Zhichen Sun
Name:	Zhichen Sun
Title:	Chief Financial Officer

Attention:	ZHICHEN SUN
Address:	Suite 1607, Building A
No.596 Middle Longhua Road
Xuhui District, Shanghai, 200032
People’s Republic of China
Telephone:	+13671838929
E-mail:	frank@qk365.com

The party have executed this Amendment as of the date first written above.

PURCHASER:

Key Space (S) Pte Ltd

By:	/s/ Lawrence Lim
Name:	Lawrence Lim
Title:	Director

Attention:	Lawrence Lim
Address:	1 Temasek Avenue #20-01
Millenia Tower Singapore 039192
Telephone:	+65 6511 3088
Facsimile:	+65 6223 5992
E-mail:	llim@cgcm.com

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